Exhibit 4.15

THIS NOTE (THE “NOTE”) HAS BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THE NOTE MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR (ii) AN EXEMPTION, SATISFACTORY TO THE ISSUER, FROM COMPLIANCE WITH THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE 1933 ACT AND ANY OTHER APPLICABLE SECURITIES LAWS.

PROMISSORY NOTE

$2,800,000.00	November 14, 2023

FOR VALUE RECEIVED, the undersigned, Vision FGAR 1, LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to the order of Radlo Family Irrevocable Trust II, Massachusetts trust, or any subsequent legal holder (the holder hereof from time to time, the “Holder”) of this note (this “Note”) in accordance with the terms of this Note, the principal amount of TWO MILLION EIGHT HUNDRED THOUSAND DOLLARS ($2,800,000.00) (the “Principal”) as provided in this Note. This Note shall accrue interest at the rate of seven percent (7%) per annum, simple interest from the date hereof (the “Closing Date”), with payments of principal and interest made according to the amortization schedule attached hereto as Exhibit A. Unless extended as set forth herein, this Note shall mature on the date that is seven (7) years from the Closing Date (the “Maturity Date”) at which time all outstanding amounts on this Note, including accrued but unpaid interest thereon shall be due and payable according to the terms hereof.

1. Notices. All payments, deliveries and notices required or permitted pursuant to this Note shall be sent as follows:

To the Borrower:	Vision FGAR 1, LLC
Attention: Marc Sellouk

To the Holder:	Radlo Family Irrevocable Trust II
c/o Alan R. Radlo
12 Black Rock Drive
Hingham, MA 02043

2. Interest Payment Terms and Schedule, extension of Maturity Date. Interest shall be paid to Holder monthly beginning on December 14, 2023 with payments due on the dates (each, a “Payment Date”) set forth on the amortization schedule set forth in Exhibit A.

3. Security Interest.

(a) The Borrower pledges and grants to the Holder a security interest in the Collateral (as defined below) to secure payment and performance of all of the obligations and liabilities of the Borrower under this Note. At the request of the Holder, the Borrower shall use commercially reasonable efforts to procure, execute and deliver from time to time any consents, approvals, endorsements, assignments, financing statements and other writings deemed necessary or appropriate by the Holder to perfect, maintain and protect its security interest and the priority thereof.

(b) The “Collateral” shall consist of the following, whether now existing or hereafter arising: including (i) that certain Cirrus Design Corp. model SF50 aircraft with manufacturer’s serial number 0209 and bearing Federal Aviation Administration (“FAA”) number N619GK (the “Aircraft”) and (ii) all Proceeds (as defined below) and products, additions and accessions to or of the Aircraft.

(c) “Proceeds” includes any equipment, inventory (including returned or consigned goods), and any other property that is receivable or received at any time, however arising, when any of the Collateral or Proceeds are sold, collected, exchanged, leased, damaged, converted, lost or otherwise disposed of, whether such event or disposition is voluntary or involuntary, or intentional, unintentional or however arising, and includes, without limitation, all payment intangibles, general intangibles, accounts, chattel paper, instruments, deposit accounts, securities accounts, investment property, and other rights to payment, including return premiums, with respect to any insurance relating thereto and any equipment, inventory and other personal property.

(d) The Borrower hereby grants and transfers the right and power of attorney to Holder as the attorney in fact of the Borrower in the name and place of the Borrower to execute such documents and to take such other actions as the Holder may deems necessary, useful or appropriate to perfect, enforce, exercise, collect or otherwise effectuate Holder’s security interest in any or all of the Collateral or any of the Holder’s rights or remedies with respect to the Collateral or this Note.

(e) Upon the Borrower’s indefeasible repayment in cash in accordance with this Note of the outstanding principal balance of this Note, all interest accrued and unpaid thereon and all other amounts owing in connection with this Note or secured by any or all of the Collateral, the Holder will execute and deliver any agreement, financing statement termination or other writings necessary to release the security interest granted pursuant to this Section.

(f) The Holder shall have all of the rights and remedies provided to secured parties by the Uniform Commercial Code (UCC) and other applicable law. In addition, whether or not any event of default exists at such time, the Holder shall be entitled to notify any account debtor of the Holder’s rights in the Collateral pursuant to UCC §§ 9318 and 9502 (to the extent applicable before its revised version takes effect) and revised UCC §§ 9607 and 9608 (when applicable) and to enforce direct collection of all liabilities of any account Borrower to the Borrower in accordance with those applicable laws and to apply any obligations under this Note.

4. Prepayment. This Note may be repaid in full or in part at any time at the option of the Borrower without penalty.

5. Default. For purposes of this Note, the term “default” shall include any of the following:

(a) The failure by Borrower to pay any amounts due under this Note within ten (10) days of the stated due date;

(b) A material breach by Borrower of any other term or provision of this Note which breach continues for thirty (30) days after Borrower knows or should have known of such breach;

(c) The existence of a default or an event that, with the giving of notice, (i) would constitute a default, under any other indebtedness of Borrower for borrowed money or (ii) would cause (or would permit any holder of such indebtedness or trustee to cause) such indebtedness, or a portion thereof in an aggregate amount exceeding One Million Dollars ($1,000,000), to become due prior to its stated maturity or prior to its regularly scheduled dates of payment;

(d) Borrower shall (i) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iii) have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within sixty (60) days, (iv) indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (v) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more;

(e) Borrower shall adopt a plan of merger, consolidation, liquidation or dissolution, or the charter thereof shall expire or be revoked; or

(f) The entry against Borrower of a judgment or decree in excess of One Million Dollars ($1,000,000) which has become non-appealable and has remained undischarged, unsatisfied by insurance and unstayed for more than thirty (30) days, whether or not consecutive;

(g) The sale or other transfer by Borrower of all or any material part of its property or assets except in the usual and ordinary course of the operation of its business; or a change in the general character, or suspension of any significant part, of Borrower’s business;

(h) Any governmental agency or instrumentality shall take any action against Borrower or its business in a manner that has a material adverse effect thereon;

(i) A material breach by Borrower of any other term or provision of the Security Agreement which breach continues for thirty (30) days after Borrower knows or should have known of such breach.

Upon each such default, Holder may, at its option, accelerate repayment of this Note, in which case the principal amount outstanding under this Note, all interest accrued thereon and all other amounts owing hereunder shall be due and payable immediately; provided that if there shall occur an Event of Default described in subparagraph (d), the entire unpaid balance of principal with interest accrued thereon and all other sums due under this Note shall be immediately due and payable without any action by Holder.

Upon any such default, Holder will have full recourse against Collateral and recourse against the Collateral shall be Holder’s sole legal or equitable remedy. Holder shall have a full right of offset for any amounts due upon such a default against any amounts payable by Holder to Borrower.

6. Remedies; Waivers. The Borrower and all other persons who may become liable for the payment hereof waives demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, and any and all lack of diligence or delays in collection, which may occur. The Holder shall have all the rights, powers and remedies available under the terms of this Note, under any security document or loan agreement executed in support of this Note, under applicable law or otherwise. No delay or failure on the part of the Holder to exercise any right or remedy accruing to the Holder hereunder, upon any default or breach by the Borrower of any term or provision hereof, shall be held to be an abandonment thereof. No delay on the part of the Holder in exercising any of its rights or remedies shall preclude the Holder from the exercise thereof at any time during the continuance of any default or breach. No waiver of a single default or breach shall be deemed a waiver of any subsequent default or breach. All waivers under this Note must be in writing signed by the party entitled to enforce the right waived.

7. Assignment of Note. This Note may only be transferred or assigned by the Holder with the prior written approval of the Borrower, which may be withheld in its sole and absolute discretion.

8. Borrower’s Records. For the purposes of this Note and all payments made hereunder, the books and records of the Borrower from time to time of this Note as to payment made or moneys advanced hereunder shall be conclusive and binding on the Holder, absent manifest error.

9. Modifications. No modification to this Note shall be binding unless in writing with such writing executed by the Borrower and the Holder.

10. Severability; Usury. If any provision of this Note is deemed unenforceable, in whole or in part, for any reason, the remaining provisions shall still remain in full force and effect. If the effective interest rate on this Note would otherwise violate any applicable usury law, then the interest rate shall be reduced to the maximum permissible rate and any payment received by the Holder in excess of the maximum permissible rate shall be treated as a prepayment of future interest on this Note or if no (or less) such future interest is owed, as a prepayment of Principal.

11. Governing Law. This Note shall be construed and enforced in accordance with and governed by the laws of the State of Florida (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction). The parties hereto agree that both jurisdiction and venue for any litigation arising out of, under, or in connection with this Note shall be maintained exclusively in the state or federal courts located in Broward County, Florida. The parties hereby expressly and irrevocably submit to the jurisdiction of such courts for the purposes set forth above and irrevocably agree to be bound by any final judgment rendered thereby in connection with such litigation. The parties hereto further irrevocably waive any objection which either may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

12. Headings. Headings in this Note are for convenience only and shall not be used in the construction of this Note.

13. Borrower Covenants. Borrower covenants and agrees that it will, at its own cost and expense:

(a) promptly execute and deliver to Holder such other documents and to do such further acts and things as Holder or its attorneys may request in order to fully effect the purposes of this Agreement and Holder’s rights to the Collateral;

(b) at all times insure the Collateral with companies reasonably acceptable to Holder against (i) loss, collision, theft, vandalism, or other physical damage, risks and hazards, for an amount so that the net proceeds of the insurance coverage is not less than the one hundred percent (100%) of the principal amount outstanding under the Note from time to time and (ii) liability arising from Borrower’s ownership, possession and operation of the Collateral for an amount not less than $10,000,000.00, with thirty (30) days’ advance written notice to Holder before cancellation of or any material change to any such policy(ies) becomes effective as to Holder, as well as Breach of Warranty or lienholder’s endorsement, and including political risk/confiscation coverage, all such insurance to designate Holder as loss payee thereof as its interests may appear;

(c) keep the Collateral safe and secure, maintain the Collateral in FAA Part 135 airworthy condition, in good order, repair, operating condition and appearance in accordance with all rules and regulations of the Federal Aviation Administration and the manufacturer’s and Borrower’s FAA-approved maintenance and operations, manuals, use and operate the Collateral with care and only with currently certified pilots having the minimum total pilot hours required by such rules and regulations of the Federal Aviation Administration and/or insurance in the ordinary course of Borrower’s business and in conformity with the applicable United States’ federal aviation regulations, and keep accurate and complete records concerning the Collateral;

(d) As applicable keep the currently existing JetStream Tap Blue Service Program (Tap Blue) engine maintenance program (or equivalent or successor program approved by Holder, in its discretion) paid current and in good standing;

(e) prohibit and refrain from operating the Aircraft in or over any area which may expose the Borrower, Holder and/or Collateral to any penalty, fine, sanction or other liability, whether civil or criminal, under any applicable law, rule, treaty or convention, nor use the Collateral in any manner which is or may be declared to be illegal and which may render the Collateral liable to confiscation, seizure, detention or destruction;

(f) pay when due any tax, assessment, levy or charge on or against the Collateral by any governmental authority or other third party, and not suffer or permit, and promptly remove or cause to be removed, any lien, encumbrance, claim, security interest, mechanic’s lien, levy, attachment or other interest of any individual or entity other than Holder upon or against the Collateral, except for any of the foregoing that Borrower is contesting in good faith; provided, however, that Holder may, at its option, from time to time, discharge any taxes, liens or encumbrances on the Collateral or take any other action that Holder deems proper to repair, maintain or preserve the Collateral (but without Holder’s being obligated to do so), and Borrower shall pay to Holder on demand all amounts so paid or incurred by Holder, or Holder, in its sole discretion, may add the same to the amounts due under the Note;

(g) permit Holder, upon receipt by Borrower of not less than twenty-four (24) hours prior written notice from Holder to inspect, at Holder’s expense, all or any portion of the Collateral, wherever located, provided such inspection does not unreasonably interfere with Borrower’s operational commitments for the Collateral;

(h) upon demand by the Holder and the failure of the Borrower to do so, permit Holder to (i) make, adjust and settle claims under any insurance policy related to the Collateral; (ii) make repairs or provide maintenance with respect to the Collateral, and (iii) pay any necessary filing fees and any taxes arising as a consequence of any such filing. Holder shall have no obligation to make any such expenditures nor shall the making thereof relieve the Borrower of its obligation to make such expenditures. Any expenditures made hereunder by the Holder shall be paid to the Holder by Borrower upon demand or shall, at the Holder’s sole discretion, be added to the obligations of Borrower under the Note.

(i) do all such acts and execute all instruments, financing statements or other documents as reasonably requested by Holder for the purpose of fully carrying out and effectuating this Agreement and its intent or which are necessary to protect the Collateral or perfect the security interests granted herein; and

(j) not (nor will it permit the other to) mortgage, sell, transfer, set over, abandon, assign, grant a security interest in, permit its identity to be lost, or otherwise dispose of Collateral or any interest therein or any part thereof, except as may be provided in any applicable addendum, schedule or other separate document that, by its terms, is made part of this Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representative as of the date set forth above.

Vision FGAR 1, LLC

By:	/s/ Marc Sellouk
Name:	Marc Sellouk
Title:	Manager

EXHIBIT A

(Insert Amortization Schedule)